Exhibit 14.1

CODE OF ETHICS

AND

BUSINESS CONDUCT

Amended November 15, 2006

TABLE OF CONTENTS

Compliance with Laws and PW Eagle Code of Conduct	3

Safety, Health and Environmental Protection	3

Accuracy of Company Records	4

Securities Trading Policies	5

Contact with Government Officials	5

Conflicts of Interest	5

Political Contributions and Related Policies	6

Business Courtesies and Gratuities	7

Company Opportunities	7

Intellectual Property and Confidential Information	7

Protection and Proper Use of Company Assets	8

Fair Dealing with Competitors, Customers and Suppliers	8

Anti Trust Laws	8

Personal Behavior in the Workplace	9

Public Disclosure of Code and Waivers	9

Accountability for Adherence to the Code	9

Reporting Any Suspected Illegal or Unethical Behavior	10

Coordination with Other PW Eagle Policies	10

Monitoring	11

Certificate of Compliance	12

Compliance with Laws and PW Eagle Code of Conduct

All PW Eagle officers, employees and directors are expected and directed to comply with all laws and PW Eagle’s Code of Ethics and Business Conduct.

Each employee, officer and director has an obligation to behave according to ethical standards that comply with PW Eagle’s policy, and the letter and spirit of applicable laws, rules and regulations. It is everyone’s responsibility to know and understand legal and policy requirements as they apply to his or her Company responsibilities.

Employees, officers and directors should promptly report all known or suspected violations of applicable law or PW Eagle’s ethical principles to his or her supervisor or Scott Long, our Compliance Officer at (541) 343-0200. Or, as an alternative, he or she may call the Compliance Hotline, 1-800-826-6762, an independent provider, to report suspected violations or incidents that he or she believes do not meet PW Eagle standards.

Safety, Health and Environmental Protection

PW Eagle believes in the rights of every employee to a safe and healthy workplace and that it is the responsibility of all Company employees to maintain a safe and healthy workplace for themselves, fellow employees and visitors. At all times, the prevention of injuries is our top priority. Accidents are preventable. Moreover, accidents cause pain and anguish and waste resources. To promote injury prevention, all employees are encouraged to participate on a safety committee at his/her work location. Employee participation is vital to identifying and effectively dealing with all hazards.

The foundation of an effective safety program is personal concern. The Company expects each manager, supervisor, and employee to be keenly interested in and personally concerned about the accident prevention program. Supervisors are to provide a prompt and thorough investigation of accidents in their areas of responsibility to determine their causes and identify preventive steps.

Every Company employee is responsible for and in control of his/her personal safety - both on and off the job. Each employee is obliged to work in a safe manner and to comply with departmental, Company, State, and Federal safety rules and regulations at all times.

The Company believes continuous safety improvement is possible. This requires development of awareness and a dedication to safety. All PW Eagle employees are expected to accept and practice accident prevention.

Each Director and employee is responsible for supporting fully the Company’s policy of compliance with applicable laws, rules, regulations, and Company policies regarding health, safety, process risk management and environmental protection. The Company’s efforts to maintain and to enhance the protection of health, safety and the environment in the conduct of its business depend on every Director and employee’s familiarity with Company policies and willingness to correct and to report potential noncompliance promptly. Failure to meet the Company’s health, safety and environmental performance expectations could pose potential risks to employees, contractors, customers, neighboring communities, or the environment. Under many health, environment, and safety laws, misconduct even if unintentional, also carries serious penalties and could result in criminal prosecution of persons involved and the Company.

Each Director and employee is expected to report promptly any noncompliance within the scope of the Director’s or employee’s duties or reasonable control. Reports should be addressed to the employee’s supervisor for resolution by management. An employee may also report such matters directly to the Compliance Officer if the employee believes in good faith that reporting to the employee’s supervisor would be ineffective under the particular circumstances or that the supervisor did not respond adequately to the reported noncompliance.

Accuracy of Company Records

Each officer and employee must help maintain the integrity of PW Eagle’s financial and other records.

Management, directors, audit committee members, shareholders, creditors, governmental entities and others depend on PW Eagle’s business records for reliable and accurate information. PW Eagle’s books, records, accounts and financial statements must appropriately and accurately reflect PW Eagle’s transactions and conform to applicable legal requirements and PW Eagle’s system of internal controls. In particular, PW Eagle is committed to full, fair, accurate, timely and understandable disclosure in all reports filed with the Securities and Exchange Commission (SEC) and in other public communications, and each person subject to this Code is required to provide truthful, complete and timely information in support of this commitment.

There is no excuse for participating in the creation of or not reporting a deliberately false or misleading PW Eagle record. In addition, an employee, officer or director must not destroy, alter, falsify or cover up documents with the intent to impede or obstruct any investigation of suspected wrongdoing.

Directors, officers and employees must not participate in any misstatement of PW Eagle’s accounts, and they must avoid improper influence on the conduct of an audit. No circumstances justify the maintenance of “off-the-books” accounts. All arrangements or requisition contracts under which funds are disbursed shall accurately state the purposes for which these funds are paid and shall not be misleading.

Business records and communications often become public and you are expected to avoid exaggeration, derogatory remarks, guesswork or inappropriate characterizations of individuals or companies that could be misunderstood. This obligation applies in any communication, including, but not limited to e-mail, internal memoranda and formal reports. Records are expected to be retained or destroyed according to PW Eagle’s record retention policies. In the event of litigation or governmental investigation you are expected to consult PW Eagle’s legal counsel concerning the records you hold.

Securities Trading Policies

Never trade securities on the basis of confidential information acquired in the course of your PW Eagle duties or while you are at the workplace.

There are times when employees, officers or directors possess information about the Company, its subsidiaries or affiliates or about a company with which PW Eagle does business that is not known to the investing public. Such insider information may relate to, among other things, strategies, plans of PW Eagle, new products or processes, mergers, acquisitions or dispositions of businesses or securities, problems facing the Company, sales, profitability, negotiations relating to significant contracts or business relationships, significant litigation or financial information.

If any information is of the type that a reasonable investor would consider important in reaching an investment decision, the Company employee, officer or director who possesses such information must not buy or sell Company securities, nor provide the information to others, until such information becomes public. Use of material, non-public information in the above manner is not only illegal, but also unethical. Employees who directly or indirectly involve themselves in illegal insider trading will be subject to immediate termination by the Company, and an individual convicted of insider trading may face criminal penalties of up to ten years in prison and/or a $1,000,000 fine. All employees, officers and directors must also read, become familiar with and comply with the Company’s insider trading policy provided separately from this Code of Ethics and Business Conduct.

An employee, officer or director who is unsure how the law applies in a given instance, should seek guidance before he or she trades. All questions should be referred to our Compliance Officer.

Contact with Government Officials

PW Eagle complies with all applicable laws, rules and regulations relating to lobbying or attempting to influence government officials.

Bribery, kickbacks or other improper or illegal payments have no place in PW Eagle’s business. In addition, information provided to governments must be accurate and interactions with government officials must be honest and ethical. All activities that might constitute lobbying or attempts to influence government officials must first be reviewed with and approved by legal counsel.

Before doing business with foreign, national, state or local government, an employee or officer must know the applicable rules. An employee who is in doubt, must not make the mistake of interpreting the rules by him or herself. Such an employee must discuss the matter with his or her supervisor or other management of the Company.

Conflicts of Interest

Each employee, officer and director must avoid any situation in which his or her personal interests conflict with or interfere with PW Eagle’s interests.

Each employee and officer owes PW Eagle a duty of loyalty. Employees and officers must make business decisions solely in the best interests of PW Eagle. Conflicts may arise when an employee or officer receives improper personal benefits as a result of the person’s position with the Company or gains personal enrichment through access to confidential information. A conflict situation can also arise when an employee or officer takes actions or has interests that may make it difficult to perform his or her PW Eagle work objectively and effectively. For that reason, all employees and officers must exercise great care not to allow their personal interests to potentially conflict with PW Eagle’s interests. Each employee, officer and director shall act with honesty and integrity, avoiding actual or apparent conflicts of interest between personal and professional relationships.

An officer or employee must not knowingly conduct business on behalf of the Company with, or provide an improper personal benefit to, family members or an organization with which any such family member is associated, unless specific written approval has been granted in advance by the Compliance Officer or the Audit Committee of the Board of Directors.

•	PW Eagle employees are generally free to engage in outside activities of their choice. It is important, however, that such activities do not adversely affect PW Eagle’s business, involve misuse of PW Eagle position or resources, divert for personal gain any business opportunity from which PW Eagle may profit, or constitute a potential source of discredit to the PW Eagle name. The following is a non-exhaustive list of examples of prohibited conflicts of interest for employees and officers of PW Eagle: Consulting with or employment in any capacity with a competitor, supplier or customer of PW Eagle.

•	Having a substantial equity, debt, or other financial interest in any competitor, supplier or customer.

•	Having a financial interest in any transaction involving the purchase or sale by PW Eagle of any product, material, equipment, services or property.

•	Misusing PW Eagle’s confidential or proprietary information, including the unauthorized disclosure or use of such information.

•	Using materials, equipment or other assets of PW Eagle for any unauthorized or undisclosed purpose.

•	Receiving loans or guarantees of obligations from the Company without Board of Director authorization.

Directors also owe PW Eagle a duty of loyalty. The duty of loyalty mandates that the best interests of the Company and its shareholders take precedence over any interest possessed by a director not shared by the shareholders generally. In the event that a conflict (or the appearance of a conflict) arises or is anticipated, directors must bring the matter to the attention of the Chairman of the Audit Committee.

Political Contributions and Related Policies

Generally PW Eagle’s funds or resources may not be used to make a political contribution to any political candidate or political party.

Exceptions to this basic policy are allowed only where such contributions are permitted by law and are at the direction of the Company’s Board of Directors. Company policy does not permit the use of any Company facilities or resources by employees for political campaigning, political fundraising or partisan political purposes. A decision by an employee to contribute any personal time, money or other resources to a political campaign or political activity must be totally voluntary.

Business Courtesies and Gratuities

PW Eagle’s policy is not to offer or accept kickbacks or bribes, or gifts of substantial value.

PW Eagle employees, officers and directors may only exchange non-monetary and modestly valued gifts that promote goodwill with our business partners and do not improperly influence others. We will accept only approved and widely available discounts and do not encourage, accept or exchange gratuities or payments for providing services to others. The receipt of gifts and services from vendors, customers etc. which are worth in excess of $300 must be reviewed and approved in advance by our Chief Executive Officer and Compliance Officer before they can be accepted by a PWEagle employee.

Business courtesies such as meals, transportation and entertainment provided to a supplier, customer or other business associates must be modest in amount and related to a legitimate business purpose (e.g., explanation or demonstration of PW Eagle products, application of products, service capabilities, or training). Such courtesies must not violate the law, regulations, or reasonable customs of the market place. Business courtesies that will exceed $500/recipient/day must be reviewed and approved in advance by our Chief Executive Officer and Compliance Officer. If you have any question about whether any business courtesies, gratuities or gifts are appropriate, please contact our Compliance Officer.

Company Opportunities

Do not use a Company opportunity for personal gain.

Employees, officers and directors owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises. Employees, officers and directors are prohibited (without the specific consent of the Board of Directors or an appropriate committee thereof) from (1) taking for themselves personally opportunities that are discovered through the use of company property, information or their position, (2) using company property, information or their position for personal gain, or (3) competing with the Company directly or indirectly.

Intellectual Property and Confidential Information

PW Eagle invests substantial resources in developing proprietary intellectual property and confidential information.

Confidential information is information that is not generally known or readily available to others. It includes non-public information that might be of value to competitors if it were disclosed. It must not be shared with others outside PW Eagle except pursuant to approved business relationships or when required by law. Confidential information includes, but is not limited to, intellectual property and trade secrets, business plans and information, marketing and sales programs and information, customer and prospective customer information and lists, pricing information and policies, financial information, and any other information which the Company deems confidential.

Every PW Eagle employee, officer and director is obligated to protect the Company’s confidential information as well as that of its customers, suppliers and third parties who disclose information to PW Eagle in confidence. PW Eagle employees, officers and directors must not accept confidential information from a third party, including competitors, unless specifically authorized to do so by an authorized supervisor or officer of the Company and following an appropriate grant of rights from such third party.

Protection and Proper Use of Company Assets

Our shareholders trust us to manage Company assets appropriately.

Collectively, employees, officers and directors have a responsibility for safeguarding and making proper and efficient use of the Company’s assets. Each of us has an obligation to prevent the Company’s property from loss, damage, misuse, theft, embezzlement or destruction. We seek to ensure that the Company equipment, supplies and other assets are used for legitimate business purposes unless otherwise specifically authorized, and to protect all tangible and intangible Company property.

Fair Dealing with Competitors, Customers and Suppliers

Respect the rights of competitors, customers and suppliers.

PW Eagle’s success depends on building productive relationships with our customers and suppliers based on integrity, ethical behavior and mutual trust. In addition, customers have individual needs and expectations representing unique opportunities for mutual success.

The Company bases its supplier relationships on fundamental concepts of integrity, fairness, and mutual respect.

PW Eagle strives to outperform its competition fairly and honestly. PW Eagle seeks and develops competitive advantages through superior performance, not through unethical or illegal business practice. Each Company employee, officer and director should endeavor to deal fairly with the Company’s customers, suppliers and competitors. No one should take unfair advantage through manipulation, concealment, and abuse of privileged information, misrepresentation of material facts or any other intentional unfair dealing.

Antitrust Laws, Restrictive Trade Practices and Technology Transfer

No Director or Employee should discuss or enter into any agreement or understandings with any competitors of PW Eagle concerning the Company’s prices, markets, marketing activities, compensation practices, or customers.

The Company’s policy is to conduct its business activities in accordance with all applicable antitrust, competition, and trade practice laws. These antitrust laws prohibit, among other things, price fixing. In other words, the Company must make its pricing decisions independently of its competitors. The exchange of sensitive information with competitors, such as product prices, profit margins, billing practices, or other information that may facilitate reaching an agreement on prices, poses substantial risk under the antitrust laws and is prohibited. Other activities prohibited by the antitrust laws include: market and customer allocation; resale price maintenance; unlawful tying; unlawful exclusivity agreements; monopolization; price discrimination; unlawful termination of dealers, suppliers, or distributors; and, under certain circumstances, attempts to engage in these types of activities.

Any agreement or joint activity involving the Company and another party, the intent or effect of which is to reduce competition, violates the antitrust laws and is prohibited. Unlawful agreements need not take the form of a written contract or consist of express commitments or mutual assurances. PW Eagle’s policy also prohibits informal discussions, or the mere exchange of information between competitors from which pricing agreements or other collusion could result.

In all contacts with competitors, including social activities or trade association meetings, avoid discussing pricing policy, terms and conditions of sale or credit (other than bona fide intercompany arms-length negotiations), costs, inventories, marketing and product plans, market surveys and studies, production plans and capabilities, allocation or division of territories, sales, customers or jobs, boycotts or any other competitively sensitive or proprietary or confidential information. If a competitor raises any such topic, even lightly or with apparent innocence, Directors and Employees should object, stop the conversation immediately, and tell the competitor that under no circumstances are these matters to be discussed. If necessary, the Director or Employee should leave the meeting. Directors and Employees must immediately report any discussion; action or transaction that may involve prohibited conduct to our Compliance Officer.

Personal Behavior in the Workplace

PW Eagle is committed to providing equal opportunity in employment and will not tolerate illegal discrimination or harassment.

PW Eagle strives to enhance and support the diversity of its employee group. All are expected to deal with each other in an atmosphere of trust and respect in a manner consistent with PW Eagle’s core values. Please refer to the applicable portions of our Employee Handbook for guidance related to personal behavior in the workplace.

Public Disclosure of Code and Waivers

The existence and content of this Code of Ethics and Business Conduct will be disclosed to shareholders and may be available on the Company’s website. It is expected that waivers of this Code rarely, if ever, would be acceptable. Any waiver of a provision of the Code for executive officers or directors may granted only by the Board of Directors, with only the independent members voting, or an appropriate Board Committee consisting of independent directors, and such waiver must be promptly disclosed to shareholders.

Accountability for Adherence to the Code

Each employee, officer and director must accept responsibility for adherence to this Code. Violations of this Code may lead to serious sanctions including, for an employee, discipline up to and including immediate termination, in the sole discretion of the Company. The Company may, in addition, seek civil recourse against an employee, officer or director and/or refer alleged criminal misconduct to law enforcement agencies.

Reporting Any Suspected Illegal or Unethical Behavior

PW Eagle maintains an open door policy and an anonymous telephone hotline for employees to raise concerns and to encourage the reporting of suspected violations of law or the Code of Ethics and Business Conduct without fear of retribution or retaliation.

If you have questions about an ethical situation, you are encouraged to talk with your supervisor or with our Compliance Officer about any behavior you believe may be illegal or unethical. You will be assured confidentiality, to the limit of the law. If you do not feel it is appropriate to discuss the issue with these persons, PW Eagle has established a hotline so that you can report concerns or potential violations anonymously (see below). Anonymous callers should supply detailed information to address the concern. You may also use the procedures set forth in a separate policy “Complaint Procedures for Financial, Accounting and Audit Matters” for guidance on reporting financial related concerns.

It is against the Company’s policy to retaliate against any employee, officer or director for good faith reporting of violation of this Code. If you feel you have been retaliated against as a result of good faith reporting, you should immediately contact your supervisor, our Compliance Officer or the Compliance Hotline.

COMPLIANCE OFFICER

Scott Long

(541) 343-0200

COMPLIANCE HOTLINE

Toll-free and anonymous

1-800-826-6762

Coordination with Other PW Eagle Policies

The provisions of this Code of Conduct are in addition to, and do not modify, replace or supersede PW Eagle’s other policies or procedures including, but not limited to, those policies and procedures set forth in any employee handbook, or PW Eagle’s other statements of policy or procedure, whether written or oral.

Additionally, this Code of Conduct is not intended to be and does not constitute a contract of employment between PW Eagle and its employees. If you are an employee and do not have an Employment Agreement with PW Eagle, you are an employee at-will. This means that you have the option of resigning from your employment at any time, for any reason or no reason, with or without prior notice. Conversely, PW Eagle has same option to terminate your employment at any time, for any reason or no reason, with or without prior notice.

Monitoring

PW Eagle will periodically reaffirm its commitment to compliance with the Code of Ethics and Business Conduct.

PW Eagle will periodically distribute copies of the Code and the Certification of Compliance card to each employee, officer and director to remind such persons of the contents of the Code as well as to reestablish their commitment to compliance with it.

Please make sure to sign and return

your Certificate of Compliance

CODE OF ETHICS & BUSINESS CONDUCT

CERTIFICATE OF COMPLIANCE

•	I acknowledge that I have received and read a copy of the PW Eagle, Inc. Code of Ethics and Business Conduct Code.

•	I understand that it is my responsibility to promptly report violations of law and/or the Company’s Code of Ethics and Business Conduct to the appropriate authority.

•	I agree to seek assistance when an employee has questions about PW Eagle, Inc.’s code of business conduct or when faced with a questionable ethical situation.

•	I understand that a violation of the Ethics and Business Conduct Code will lead to disciplinary action up to and including termination.

Please sign and date this acknowledgement. Return it in the enclosed envelope.

Date:

Signature:

Print Name: